Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of HCM II Acquisition Corp. on Amendment No. 3 to Form S-4 of our report on the consolidated financial statements of Terrestrial Energy, Inc. (the “Company”) dated May 30, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2024 and 2023 and for the two-year period ended December 31, 2024, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ UHY LLP

Melville, NY

September 16, 2025

An Independent Member of Urbach Hacker Young International